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                                                                   EXHIBIT  10.2

                         JACOBS ENGINEERING GROUP INC.

                             INCENTIVE BONUS PLAN

                         FOR OFFICERS AND KEY MANAGERS



Summary of the Program

This program is designed to cover all officers and key managers of Jacobs Engineering Group Inc. Key managers are normally defined as management level personnel who do not normally receive overtime compensation and who have been approved for participation by the President and the Chairman.

Each year a bonus pool will be determined by formula. The Compensation Committee of the Board may designate up to 5% of the pool to be set aside to fund charitable and/or civic activities. Contributions to such charities and/or civic activities from this fund shall be determined by a committee consisting of the Chairman of the Board, President and Chief Financial Officer and shall be in the interests of Jacobs Engineering Group Inc. and its officers and employees. From the pool 80 percent, less the amount designated above for charitable and/or civic activities, will be allocated to participants in the Incentive Bonus Plan, and 20 percent will be reserved for distribution to nonparticipating employees who have made an outstanding contribution during the year. The allocation of the participant's portion of the pool will be 50 percent by formula and 50 percent at the discretion of the President and the Chairman. The allocation of the nonparticipant's portion of the pool is totally at the discretion of the President and Chairman of the Board.

Bonuses will be paid in three annual installments unless the company and the participant involved mutually agree to a different arrangement. The first installment will be paid approximately three months after the close of the first fiscal year to which it pertains. A participant is not vested in any future installments. A participant must be employed by the company at the date each future installment is paid since it is contemplated that the bonus is not only for service done in a particular year but also for services to be rendered in the years when future installments are to be paid. In other words, the bonus reflects a recognition of services rendered and to be rendered. If an employee is a participant in the plan for less than a full year, the measure of his bonus will be chronologically prorated. If a participant's employment is severed from the company prior to the time a future installment is to be paid, such installment and any subsequent installments are forfeited. For the purposes of this program, a participant will be considered employed by the company for purposes of receiving future installments only if on such date the participant is an active full time employee.
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Bonus Pool Formula

The bonus pool would be established as a percentage of pretax earnings above a preset trigger point. The trigger point for each fiscal year will be established by the Board of Directors. The trigger point for 1999 has been set at 10 percent of the consolidated net worth at the middle of the fiscal year. Once the trigger point is reached, the bonus pool would accrue at 20 percent of pretax income in excess of the trigger point. When pretax earnings reach two times the trigger point, the accrual would increase to 25 percent of pretax income in excess of two times the trigger point. The percentage rate used for calculating the trigger point will be established each year based on economic and market conditions in effect at that time.

Allocation of Bonus Pool

Twenty percent of the bonus pool will be reserved for nonparticipants in the plan. The balance of the pool will be allocated to the plan participants, 50 percent based on their weighted salary (see table below) versus the total weighted salaries of all participants of the plan and 50 percent at the discretion of the President and Chairman. The weighted salaries will be determined by multiplying the salary earned while a participant in the plan times the following weighting factors:


          Level                             Weighting Factor
          --------------------------------------------------
           Executive Officers                             4
           Group and Senior Officers                      3
           Corporate Level Officers                       2
           Other Officers and Managers                    1

If a participant moves from one level to another during the year, the different weighting factors would be applied to the salary earned at each level.


Modifications

This plan is provided at the discretion of the Board of Directors and the Board of Directors reserves the right to alter or modify it in the future.